Exhibit 23.3
CONSENT OF INDEPENDENT ACCOUNTANT

We have issued our report dated November 29, 2018 with respect to the consolidated financial statements of Rapide Communication Limited included in the Current Report on Form 8-K of Upland Software, Inc. filed on November 29, 2018, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON UK LLP

Birmingham, United Kingdom
December 12, 2018